Exhibit 5.1

[American Express letterhead]

July 12, 2012

American Express Receivables Financing Corporation II 200 Vesey Street, Room 138 Mail Stop 01-31-12 New York, New York 10285	American Express Receivables Financing Corporation IV LLC 4315 South 2700 West, Room 1100 Mail Stop 02-01-46 Salt Lake City, Utah 84184

American Express Receivables Financing Corporation III LLC 4315 South 2700 West, Room 1300 Mail Stop 02-01-47 Salt Lake City, Utah 84184

Re: American Express Credit Account Master Trust, Registration Statement on Form S-3

Ladies and Gentlemen:

I have acted as counsel to American Express Receivables Financing Corporation II, a Delaware corporation, American Express Receivables Financing Corporation III LLC, a Delaware limited liability company, and American Express Receivables Financing Corporation IV LLC, a Delaware limited liability company (the “Transferors”), in connection with the above-referenced Registration Statement on Form S-3 being filed concurrently herewith with the Securities and Exchange Commission (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), relating to the proposed issuance and sale from time to time of Asset Backed Certificates (the “Certificates”) of the American Express Credit Account Master Trust to which the Transferors will transfer receivables (the “Receivables”) generated from time to time in a portfolio of designated credit accounts. The American Express Credit Account Master Trust was formed pursuant to the Pooling and Servicing Agreement, dated as of May 16, 1996, as amended and restated as of January 1, 2006 (as so amended and restated and as otherwise amended from time to time, the “Pooling Agreement”) among the Transferors, American Express Travel Related Services Company, Inc., as Servicer (the “Servicer”) and The Bank of New York Mellon (formerly The Bank of New York), as trustee (the “Trustee”). The Certificates will be issued and delivered in accordance with the terms of a specified Series Supplement to the Pooling Agreement.

I have examined such instruments, documents and records as I have deemed relevant and necessary for the purposes of the opinion expressed below. In my examination, I have assumed the authenticity of original documents and the genuineness of all signatures, the conformity to the originals of all documents submitted to me as copies, and the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates I have reviewed.

Based upon the foregoing, and subject to the qualification that I am admitted to the practice of law in the State of New York and do not purport to be expert in the laws of any jurisdiction other than the State of New York, I am of the opinion that, assuming the due execution and delivery of the Pooling Agreement and applicable Series Supplement thereto substantially in the form filed as an exhibit to the Registration Statement, upon the issuance, authentication, execution and delivery of the Certificates in accordance with the provisions of such Pooling Agreement and such Supplement, against payment therefor, and upon the sale of the Certificates in the manner described in the Registration Statement, any amendment thereto and the prospectus and prospectus supplement relating thereto, the Certificates will be legally issued, and the holders of the Certificates will have no obligation to make payments to the Transferors or their creditors (other than the purchase price for the Certificates) or contributions to the Transferors or their creditors solely by reason of the holders’ ownership of the Certificates.

I consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to me under the caption “Legal Matters” in the Prospectus included in the Registration Statement. In giving such consent, I do not admit that I am in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Carol V. Schwartz

Carol V. Schwartz

Special Securitization Counsel

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